Exhibit 8.1

LOEB & LOEB LLP

10100 Santa Monica Blvd.
Suite 2200	Main 310.282.2000
Los Angeles, CA 90067	Fax 310.282.2200

[______], 2021

Model Performance Acquisition Corp.

Cheung Kong Center

58th Floor, Unit 5801

2 Queens Road Central

Central, Hong Kong

Re:	Registration Statement of Model Performance Mini Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Model Performance Acquisition Corp., a British Virgin Islands business company (“MPAC”), in connection with the proposed business combination (the “Business Combination”) contemplated by a merger agreement, dated as of August 6, 2021 (as it may be amended from time to time, the “Merger Agreement”), which provides for a Business Combination between MPAC and MultiMetaVerse Inc., a Cayman Islands exempted company (“MMV”). Pursuant to the Merger Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Merger Agreement by the stockholders of MPAC, MPAC will reincorporate to British Virgin Islands by merging with and into Model Performance Mini Corp., a British Virgin Islands business company (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); and (ii) concurrently with the Reincorporation Merger, Model Performance Mini Sub Corp., a Cayman Islands exempted company and wholly-owned subsidiary of PubCo (“MergerSub”), will be merged with and into MMV, resulting in MMV being a wholly owned subsidiary of PubCo.

As a result of the Reincorporation Merger, (i) each MPAC Class A ordinary share issued and outstanding immediately prior to the effective time of the Reincorporation Merger (other than any redeemed shares), will automatically be cancelled and cease to exist and for each share of such MPAC Class A ordinary share, PubCo shall issue to each MPAC stockholder (other than MPAC stockholders who exercise their redemption rights in connection with the Business Combination) one validly issued PubCo Class A Ordinary Share (each, a “PubCo Ordinary Share”); (ii) each one-half of one warrant to purchase one MPAC Class A ordinary share (“MPAC Warrant”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will convert into a warrant to purchase one-half of one PubCo Ordinary Share (each, a “PubCo Warrant”) (or equivalent portion thereof); and (iii) the holders of MPAC’s rights (exchangeable into one-tenth of one MPAC Class A ordinary share) (collectively, the “MPAC Rights”) issued and outstanding immediately prior to the effective time of the Reincorporation Merger will receive one-tenth (1/10) of one PubCo Ordinary Share in exchange for the cancellation of each MPAC Right.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Model Performance Mini Corp.
[______], 2021

The Business Combination and certain other related transactions are described in the Registration Statement of Pubco on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on _______________ (Registration Number 333-__________) as amended through the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

This opinion addresses only certain U.S. federal tax consequences of the Business Combination to certain holders of MPAC Class A ordinary shares, MPAC Warrants, and MPAC Rights that exchange such securities in connection with the Business Combination.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of The Business Combination to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position

Very truly yours,

Loeb & Loeb LLP